UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

box, inc.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE LP

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

Starboard Value and Opportunity S LLC

Starboard Value and Opportunity C LP

Starboard Value and Opportunity Master Fund L LP

Starboard Value L LP

Starboard Value R LP

Starboard Value R GP LLC

Starboard x master Fund LTD

STARBOARD VALUE GP LLC

STARBOARD PRINCIPAL CO LP

STARBOARD PRINCIPAL CO GP LLC

JEFFREY C. SMITH

PETER A. FELD

DEBORAH S. CONRAD

XAVIER D. WILLIAMS

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Starboard Value LP, together with the other participants named herein (collectively, “Starboard”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of stockholders (the “Annual Meeting”) of Box, Inc., a Delaware corporation (the “Company”).

Item 1: On August 24, 2021, Starboard issued the following press release:

starboard comments on Box iss report

Highlights ISS View that Starboard Has Been Key Driver of Positive Change at Box and Notes ISS Concerns with Recent KKR-Led Financing

ISS Recommends Withholding Votes for Dana Evan

ISS States that Starboard’s “Interactions with and Pressure on the Company Have Clearly Been Beneficial” and that Starboard “Deserves Significant Credit for the Changes that Have Taken Place Since it Reached a Settlement” with Box

ISS Agrees with Starboard that the KKR Preferred Equity Financing Raises Governance Concerns, Calling it a “Head Scratcher”

ISS Recognizes the Board’s “Reluctance to Proactively Embrace Good Governance Absent Pressure from a Major Shareholder”

ISS Highlights “Lingering Governance Issues” and Long-Tenure in Recommending Box Stockholders Withhold Votes on the Election of Dana Evan

Starboard Urges All Stockholders to Vote on the WHITE Proxy Card for the Election of Starboard’s Highly Qualified Nominees

NEW YORK, NY – August 24, 2021 /PRNewswire/ -- Starboard Value LP (together with its affiliates, “Starboard” or “we”), one of the largest stockholders of Box, Inc. (“Box” or the “Company”) (NYSE: BOX), with an ownership stake of approximately 8.6% of the Company’s outstanding shares, today commented on the report issued by Institutional Shareholder Services Inc. (“ISS”), a leading independent proxy voting advisory firm, in connection with the Company’s upcoming 2021 Annual Meeting of Stockholders (the “Annual Meeting”).

Peter Feld, Managing Member of Starboard Value LP, responded to the ISS report, stating, “We are pleased that ISS recognizes the positive impact Starboard has had at Box since our involvement began two years ago and that many of the recent changes would likely not have occurred without our continued pressure. We are also gratified that ISS shares our concerns with the Company’s recent unnecessary financings, particularly with respect to the serious governance issues surrounding the KKR-led preferred equity financing.

Clearly, the pressure from common stockholders is working, and now is not the time to remove that pressure. The current Board needs greater independence and common stockholder representation in light of a poor track record of execution, highly questionable recent decisions regarding capital allocation, and serious issues with executive compensation practices. The election of our highly-qualified nominees is critical to ensure that Box makes decisions that are in the best interests of common stockholders. As we have repeatedly stated, both publicly and privately to Box, our nominees are committed to working with the Board and management team to make the right decisions to create long-term value for the benefit of all stockholders.

We are thankful for the recognition that our involvement has catalyzed the positive changes at Box over the past two years, and we continue to believe there is a significant opportunity for value creation. Our nominees are highly-qualified, truly independent, with relevant experience and strong diversity. We appreciate the support from stockholders who have already voted for Starboard’s nominees on the WHITE proxy card and urge all of our fellow stockholders to vote for a better path forward at Box on the WHITE proxy card TODAY.”

Excerpts from ISS’ Analysis & Recommendation1

On Recognizing that Starboard Has Been a Key Driver of Positive Change at Box, “Both on the Governance and the Operational Side”:

“The dissident has been a long-term shareholder, and its interactions with and pressure on the company have clearly been beneficial.”

“The dissident deserves significant credit for the changes that have taken place since it reached a settlement with the company in March 2020, and the share price performance since the settlement, as well as since the dissident's renewed campaign, likely reflects the positive impact of the dissident's involvement. There are lingering issues, particularly on the governance side, which may contribute to shareholders' concerns about the recent financings.”

“Despite the recent positive changes, the board's poor track record of implementing governance best practices since the IPO has likely contributed to the low levels of support for directors over the past few years. Some of the most significant and positive changes were made only after the dissident's involvement and the board continues to embrace a classified structure. This reluctance to proactively embrace good governance absent pressure from a major shareholder may contribute to shareholders' skepticism about some of the board's decisions, such as the recent financings.”

“The dissident deserves significant credit for the changes that have taken place since the settlement, both on the governance and the operational side.”

On Box’s Questionable Financings and the Governance Concerning KKR Syndicated Deal:

“The company may be demonstrating progress, but the corpus of decisions made over the past year is not entirely without controversy. For instance, many of the governance concerns raised by the dissident about the terms of the $500 million financing and KKR's involvement appear valid. The initial agreement required the convert investors to vote in accordance with the board's recommendation; the requirement was later removed after a lawsuit had been filed by a shareholder. In addition, KKR's endorsement is arguably diluted by the fact that it syndicated approximately 71 percent of the offering. The revelation that KKR syndicated the convert underscores the concerns that shareholders have about the voting requirements and the need for this financing, and undermine the company's argument that it has brought in KKR as a strategic partner. Some of these issues likely resonate with shareholders because of the company's governance track record prior to the dissident's involvement.”

1 Permission to quote from the ISS report was neither sought nor obtained. Emphases added.

“The board's explanation for both of these capital raises leaves some questions unanswered [....] However, the cumulative $845 million capital raise for a company which already had $225 million in net cash, an expectation of significant cash generation, and no history or stated strategy of significant M&A remains a head scratcher.”

On Box’s History of Poor Performance:

“The company's TSR underperformance in every period from the IPO through the March 2020 settlement date, as well disappointing operational performance and shareholder-unfriendly corporate governance, made a strong case for change at the time of the dissident's initial involvement.”

“As the table below indicates, BOX delivered negative TSR and meaningfully underperformed its proxy peers, as well as Dropbox and Open Text, during the three years prior to the unaffected date and from the IPO through the un-affected date.”

“It seems reasonable to assume that the changes brought about since the 2020 settlement were overdue; it appears likewise reasonable, given the company's poor returns since its IPO, that the dissident should not be expected to have endless patience.”

On Box’s Poor Governance Track Record and ISS’ Recommendation that Stockholders Withhold Votes on the Election of Dana Evan:

“In an uncontested election, given that the classified board structure has not been removed (and is not subject to a sunset provision), support would not be warranted for all incumbent governance committee members. However, due to the classified board structure of the company, only one member of the governance committee is standing for reelection: Dana Evan.”

“The lingering governance issues, as well as incumbent director Dana Evan's longstanding presence on the board, which had a poor governance track record prior to the dissident's involvement, inform our decision not to override the policy-based recommendation to withhold votes on Evan.”

STARBOARD URGES ALL STOCKHOLDERS TO VOTE FOR THE MOST QUALIFIED SLATE OF DIRECTORS TO DRIVE MUCH NEEDED CHANGE AT BOX

RESTORE AND ENHANCE THE VALUE OF YOUR BOX INVESTMENT

PLEASE SIGN, DATE, AND MAIL THE WHITE PROXY CARD TODAY

Starboard’s publicly filed investor materials can be accessed at www.shareholdersforbox.com.

If you have any questions, require assistance in voting your WHITE proxy card,

or need additional copies of Starboard’s proxy materials,

please contact Okapi Partners LLC, which is assisting Starboard, at the phone numbers or email listed below.

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Stockholders may call toll-free: (855) 208-8901

Banks and brokers call: (212) 297-0720

E-mail: info@okapipartners.com

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing primarily in publicly traded U.S. companies. Starboard seeks to invest in deeply undervalued companies and actively engage with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:

box@starboardvalue.com

www.starboardvalue.com

Okapi Partners

Bruce H. Goldfarb/Patrick McHugh

(855) 208-8901

Item 2: Also on August 24, 2021, Starboard uploaded the following materials to www.shareholdersforbox.com: